Company News	Exhibit 99.2

TVCE	TVCE

TVC TELECOM INC OTCBB

TVC Telecom Completes Sale of Mundo Express Subsidiary

MIAMI, Oct 27, 2003 (BUSINESS WIRE) — Mike Rollins, president and chief executive officer of TVC Telecom, formerly TalkVISUAL Corporation (OTCBB:TVCE), announced today that the company has completed the sale of the net assets of its wholly owned subsidiary Mundo Express of NY, Ltd. to a privately held corporation headquartered in New York with operations on the East Coast and in Central America. Mundo Express, TVC’s retail division, operates retail call shops in New York and New Jersey. In addition to proceeds of $210,000, pursuant to the terms of the sale, buyer and seller have entered into a two-year renewable strategic alliance/supplier agreement specifying TVC Telecom as exclusive supplier of long-distance services.

“The sale of Mundo Express — to a customer with a genuine interest in the success of the enterprise — is a win-win,” said Rollins. “As a result of this transaction, TVC Telecom is now in a position to focus totally on its core business of providing first-quality, competitively priced long-distance services to its niche markets, with an emphasis on the technological and facilities side of the equation.”

TVC Telecom is a facilities-based telecommunications provider. The company offers domestic and international service to the business and consumer market segments with a particular focus on ethnic markets with a demand for international calling. Visit the company’s web site at www.tvctelecom.com.

NOTE: Statements contained in this news release not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The company makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the company’s actual results to differ materially from such forward-looking statements. These risks and uncertainties include, without limitation, demand for the company’s product both domestically and abroad, the company’s ability to continue to develop its market, general economic conditions, and other factors that may be more fully described in the company’s literature and periodic filings with the Securities and Exchange Commission.

SOURCE: TVC Telecom

TVC Telecom

Mike Rollins, 305-572-0575

www.tvctelecom.com